Exhibit 12.1

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.
               CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                                                                                 YEAR ENDED DECEMBER 31,
                                                                      2000      1999       1998      1997      1996
                                                                    --------  --------   --------  --------  --------
Income before extraordinary items                                   $ 86,814  $ 59,760   $ 66,475  $ 31,934  $ 21,187
Interest:
    Expense incurred                                                  38,649    37,282     32,550    20,902    16,113
    Amortization of deferred financing costs                           1,072       992        956     1,057     1,025
    Rental fixed charges                                                 280       159        133       115       124
                                                                    --------  --------   --------  --------  --------
    Total                                                           $126,815  $ 98,193   $100,114  $ 54,008  $ 38,449
                                                                    ========  ========   ========  ========  ========

Fixed charges:
    Interest expense                                                $ 38,649  $ 37,282    $32,550   $20,902  $ 16,113
    Interest capitalized                                              11,117     7,888      6,143     5,876     4,266
    Dividends to preferred unitholders in operating partnership       12,420     6,698          -         -         -
    Rental fixed charges                                                 280       159        133       115       124
    Amortization of deferred financing costs                           1,072       992        956     1,057     1,025
                                                                    --------  --------   --------  --------  --------
      Total                                                         $ 63,538  $ 53,019   $ 39,782  $ 27,950  $ 21,528
                                                                    ========  ========   ========  ========  ========

Ratio of earnings to fixed charges                                      1.99      1.85       2.52      1.93      1.79
                                                                    ========  ========   ========  ========  ========